Calculation of Filing Fee Tables
S-8
ARQ, INC.

Table 1: Newly Registered Securities

Note #	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Other	100,000	$2.18	$218,000.00	0.0001381	$30.11
	Total Offering Amounts					$218,000.00		$30.11
	Total Fee Offsets							—
	Net Fee Due							$30.11

Offering Note:
1	Represents 100,000 shares of Common Stock of the Registrant that are reserved for issuance upon the vesting or settlement of restricted stock awards granted to Peter Owino, the Registrant's Chief Accounting Officer, as inducements material to Mr. Owino's appointment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules as described in the accompanying Registration Statement on Form S-8 (the "Inducement RSAs"). Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 also includes additional shares of Common Stock identified in the above table that may become issuable pursuant to the Inducement RSAs by reason of any stock dividend, stock split, recapitalization or similar adjustments. Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee. The proposed maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the high and low sale price of the Common Stock as reported on The Nasdaq Stock Market on September 14, 2026, which date is within five business days prior to filing this Registration Statement on Form S-8.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

	Note #	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources